SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) June 7, 2006


                            ADUDDELL INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


          Oklahoma                   000-24684                   73-1587867
(State or other jurisdiction        (Commission                (IRS Employer
     of incorporation)              File Number)             Identification No.)


                              1601 N.W. Expressway
                          Oklahoma City, Oklahoma 73118
               (Address of principal executive offices) (Zip Code)

                                 (405) 810-2969
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__] Written communications pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[__] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17
     CFR 240.14a-12(b))

[__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report
----------------------------------------

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Debra G. Morehead

     The Board of Directors of Aduddell Industries, Inc. (the "Company") met June 7, 2006, immediately following the conclusion of the Company's Annual Meeting of its shareholders. At that meeting, Ms. Debra G. Morehead submitted her resignation to the Board due to family and personal reasons. There were no disagreements between Ms. Morehead and the Company.

Stan Genega

     General Stan Genega, U.S. Army (Ret.), who was originally appointed to the Board on April 1, 2006 was officially elected by the shareholders at the Annual Meeting. Mr. Genega has extensive experience in all aspects of business management, from driving growth to cost management, and from operations to business development. Since 2002, Mr. Genega was president of Jacques Whitford Company Inc., an environmental engineering consulting company. While there, Mr. Genega rapidly turned the company around, achieving profitable operations within six months for the first time in over two years. From 1997-2001, Genega was Senior Vice President of Stone & Webster Inc./Shaw Group where he oversaw a doubling of revenues to $200 million, achieved profitability and participated in the transition to the new ownership following the sale to Shaw. From 1988 through 1997, Genega filled various posts in the United States Army, most recently at the rank of Major General and Director of Civil Works. As Director of Civil Works, General Genega was Chief Operating Officer of a 27,000 person, $4 billion per year agency with 900 separate locations within the United States.

Timothy Aduddell

     Additionally, the Board of Directors appointed several new officers. Timothy Aduddell was appointed as Chairman of the Board of Directors and Chief Operating Officer. Mr. Aduddell is the founder and Chairman of Aduddell Roofing & Sheet Metal, Inc. ("Aduddell Roofing"), a nationwide commercial roofing contractor and was the sole owner of Aduddell Roofing until the Company acquired it in October 2002. On January 3, 2005, Mr. Aduddell became President of Aduddell Roofing. Prior to Mr. Aduddell resuming the role of President of Aduddell Roofing in 2005, he performed various sales and public relations services for Aduddell Roofing and served as its Chairman. Mr. Aduddell previously served as our Chairman from March 2002 to August 2002.

David Aduddell

     David Aduddell was appointed as Vice Chairman of the Board of Directors. David Aduddell has been the Manager of Oklahoma Development Group, LLC, a commercial construction company, since 2002. Since September 2004, he has assisted the Company in marketing and business development. From 1998-2002, Mr. David Aduddell worked in business development with The Naylor Companies. David Aduddell and Timothy Aduddell are cousins.

Reggie Cook

     Reggie Cook, who has been serving as the Company's Chief Financial Officer since January 1, 2006 was also appointed as Secretary of the Company. Prior to joining Zenex International, Mr. Cook worked for five years at AMS Health Sciences, Inc, where he was Chief Financial Officer. During his tenure at AMS Health Sciences, a distributor of natural nutritional supplements and weight management products across the U.S. and Canada, Mr. Cook negotiated and directed strategic acquisitions, implemented policies, procedures and supporting documentation to comply with Sarbanes-Oxley provisions.

Related Party Transactions of Messrs. Timothy and David Aduddell

     Loan to Affiliate. Before the Company's acquisition of Zenex Communications in 2000, Fireball Enterprises advanced working capital to Zenex Communications, which it converted to 7.4 million shares of Zenex common stock. Fireball had borrowed the funds it advanced to Zenex Communications from Aduddell Roofing. Aduddell Roofing's loan to Fireball is due in February 2007 and bears interest at the Federal mid-term rate. It is secured by the Zenex common stock and personally guarantied by Timothy Aduddell. The Company acquired the loan when it acquired Aduddell Roofing. The terms of the loan have not been modified since it was made in 2000. As of December 31, 2005, the loan amount was $1,730,430. At the time of these transactions, Mr. Timothy Aduddell owned a portion of Fireball. He now owns 100% of Fireball.

     Payments to Affiliate. During 2004 and 2005, the Company made payments of approximately $1.3 million and $8.9 million, respectively, to Oklahoma Development Group, LLC. Oklahoma Development Group was instrumental in securing contracts and acted as the general contractor in connection with projects arising out of hurricanes that occurred in Mississippi and Florida in 2004 and 2005, which resulted in revenues to Aduddell Roofing of approximately $11,000,000 in 2004 and $42,000,000 in 2005. Of the amounts paid to Oklahoma Development Group, a significant portion was passed through to subcontractors hired by Oklahoma Development Group. Without the assistance of Oklahoma Development Group, the Company would not have had the contract or the manpower to manage work resulting from the storms in such a short period of time. Mr. Timothy Aduddell owns 50% of Oklahoma Development Group and our Director, David Aduddell, owns the other 50%.

     Office Lease. Aduddell Roofing leases office and warehouse space from Aduddell Holdings, Inc., a corporation owned by Timothy Aduddell, a director and majority shareholder. The lease is on a year-to-year basis. The current term expires on September 30, 2006. The monthly lease payments are $16,250, which we believe are competitive with the cost of similarly situated and equipped facilities.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   ADUDDELL INDUSTRIES, INC.


                                   REGGIE COOK
                                   Reggie Cook
                                   Chief Financial Officer and Secretary

June 13, 2006